Exhibit 10.45

POLICY REGARDING DIRECTOR COMPENSATION

Directors of Semtech Corporation (the “Company”) that are not employed by the Company or one of its subsidiaries receive compensation for their services to the Board of Directors and related committees as set forth below.

Cash Retainer Fees. Effective for the quarter beginning January 31, 2011, the retainer fees for non-employee directors of the Company will be as follows:

Description	Annual Amount

Annual Retainer	$45,000

Additional Retainer for Chairman of the Board	$50,000

Committee Chair Retainer (Standing Committees)	Audit Committee - $20,000 Compensation Committee - $20,000 Nominating/Governance Committee - $10,000

Committee Retainer (Standing Committees)	Audit Committee - $10,000 Compensation Committee - $10,000 Nominating/Governance Committee - $5,000

These retainer fees are paid to the director on a quarterly basis, with each installment being equal to one-fourth of the annualized amount set forth above and being paid in advance in cash at the beginning of each quarter.

Non-employee directors of the Company are also reimbursed for their reasonable expenses to attend meetings of the Board of Directors and related committees and otherwise attend to Company business.

Equity Award Grants. The following equity award grant policies continue in effect as adopted June 30, 2008. The equity awards set forth herein will be made from the Company’s Long Term Stock Incentive Plan or any successor plan designated by the Board (“Plan”):

Initial Option Grant. Each non-employee director who first joins the Board after June 14, 2007 (who was not immediately prior to joining the Board an employee of the Company or one of its subsidiaries) will receive an option to purchase 20,000 shares of the Company’s common stock upon his or her initial election or appointment to the Board of Directors. These options will have an exercise price equal to the closing price of the Company’s common stock on the grant date (or as of the next succeeding business day if the grant date is not a trading date) and will vest in annual installments over the four-year period following the grant date beginning on the first anniversary of the grant date. Each option grant will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Board of Directors to evidence such type of grant pursuant to this policy.

Semi-Annual Option Grants. On each January 1 and July 1, each non-employee director then in office will receive an option to purchase 5,000 shares of the Company’s common stock. These options will have an exercise price equal to the closing price of the Company’s common stock on the grant date (or as of the next succeeding business day if the grant date is not a trading date) and will vest in annual installments over the four-year period following the grant date, beginning on the first anniversary of the grant date. Each option grant will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Board of Directors to evidence such type of grant pursuant to this policy.

Annual Stock Unit Grant. On each July 1, each non-employee director then in office will also receive an award of restricted stock units. The number of restricted stock units will be determined by dividing $70,000 by the closing price of the Company’s common stock on the grant date (or as of the next succeeding business day if the grant date is not a trading date), rounded down to the nearest whole share. The restricted stock units will vest over the one-year period following the grant date. Vested restricted stock units will be paid in cash upon the termination of the director’s service with the Company. Each restricted stock unit grant will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Board of Directors to evidence such type of grant pursuant to this policy.

The Board of Directors may amend or terminate this policy at any time, provided, however, that equity awards under this policy will cease without any action of the Compensation Committee or Board if the Plan expires and the Board does not designate a successor plan under which the equity awards are to be made.